SHARE EXCHANGE AGREEMENT

Dated as of June 23, 2003

by and among

Guru Denim Inc.

(a California corporation)

Jeffrey Lubell

(a California resident)

and

Gusana Explorations Inc.

(a Nevada corporation)

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT ("Agreement") dated as of June 23, 2003 is entered into by and among GURU DENIM INC., a California corporation ("Guru") and its majority stockholder JEFFREY LUBELL (the "Stockholder"), a California resident, on the one hand, and GUSANA EXPLORATIONS INC. ("Gusana"), a Nevada corporation, on the other.

R E C I T A L S

WHEREAS, the Stockholder owns 800 shares of the capital stock of Guru (the "Guru Shares"), representing eighty percent (80%) of the issued and outstanding shares of Guru;

WHEREAS, the Boards of Directors of Guru and Gusana have approved the acquisition of Guru by Gusana pursuant to this Agreement (the "Acquisition") and all of the ancillary transactions contemplated hereby upon the terms and subject to the conditions set forth herein; and

WHEREAS, it is intended that Guru, Gusana and the Stockholder will recognize no gain or loss for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder as a result of the consummation of the Acquisition.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1
INTERPRETATION AND DEFINITIONS

    Definitions.

    For all purposes of this Agreement:

      "1933 Act" means the Securities Act of 1933, as amended;

      "Assets" has the meaning set forth in Section 4.2(j) hereof;

      "Closing" has the meaning set forth in Section 3.1 hereof;

      "Closing Date" means the date on which the Closing actually occurs;

      "Employees" has the meaning set forth in Section 4.2(x) hereof;

      "Financial Statements" means the unaudited financial statements of Guru for the period from inception through March 31, 2003, reviewed by Felix R. Wasser & Associates and that are attached to this Agreement as Schedule C, and the audited financial statements of Guru for the same period that are currently being prepared by Gumbiner, Savett, Finkel, Fingleson & Rose, Inc.;

      "First Private Placement" means the private placement of up to 1,200,000 common shares in the capital of Gusana at a purchase price of at least $0.75 per share for gross proceeds of $900,000;

      "Guru Shares" has the meaning attributed to it in the Recitals to this Agreement;

      "Gusana Shares" means approximately 14,571,305 common shares in the share capital of Gusana;

      "Indemnity Fund" has the meaning set forth in Section 9.1 hereof;

      "Indemnity Period" has the meaning set forth in Section 9.3 hereof;

      "Indemnity Shares" has the meaning set forth in Section 9.1 hereof;

      "Indigo" means Indigo Group U.S.A., Inc.;

      "Indigo Settlement Amount" means the sum of $300,000;

      "Liens" means all liens, mortgages, debentures, charges, hypothecations, pledges or other security interests or encumbrances of whatever kind;

      "Loss(es)" means any and all liabilities, demands, claims, suits, actions, judgments, causes of action, assessments, damages, fines, fees, taxes, penalties, amounts paid in settlement, deficiencies, losses and expenses, including interest, expenses of investigation, court costs, fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment [such fees and expenses to include all fees and expenses, including fees and expenses of attorneys, incurred in connection with (i) the investigation, defense or settlement (or preparation of any of the foregoing) of any Third Party Claims including claims by or on behalf of Indigo; or (ii) asserting or disputing any rights under this Agreement against any party hereto or otherwise];

      "Material Adverse Effect" means an adverse effect that is, or would be, singly or in the aggregate, material;

      "OTCBB" means the OTC Bulletin Board of the National Association of Securities Dealers;

      "SEC" means the United States Securities and Exchange Commission;

      "Second Private Placement" means the private placement of up to 400,000 common shares in the capital of Gusana at a purchase price of at least $0.75;

      "Software Intellectual Property Rights" means all patents and patent applications, registered and unregistered trade or brand names, business names, domain names, domain name registrations and applications, trade-marks, trade-mark registrations and applications, uniform resource locators (URLs), copyrights, drawings, logos, designs, trade secrets, restrictive covenants, confidential information, processes, technology, registered user agreements, research data, inventions, instruction manuals, formulae and other industrial or intellectual property rights;

      "Third Party Claim" shall have the meaning attributed to in Section 9.9 hereof;

    Interpretation.

    For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

      "this Agreement" means this Agreement and all Schedules attached hereto;

      any reference in this Agreement to a designated "Article", "Section", "Schedule" or other subdivision refers to the designated Article, Section, Schedule or other subdivision of this Agreement;

      the words "herein" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement;

      the word "including", when following any general statement, term or matter, is not to be construed to limit such general statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limited language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto but rather refers to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter;

      any reference to a statute includes and, unless otherwise specified herein, is a reference to, such statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which has the effect of supplementing or superseding such statute or such regulation;

      any reference to "dollars" or "currency" is and shall be deemed to be a reference to U.S. currency unless otherwise expressly stated; and

      words importing the masculine gender include the feminine or neuter gender and words in the singular include the plural, and vice versa.

    Schedules.

The following are the Schedules to this Agreement, and are incorporated herein by reference:

Schedule "A": List of all Guru Assets, including Intellectual Property

Schedule "B": Material Contracts of Guru

Schedule "C": Unaudited Financial Statements of Guru

Schedule "D": List of Agreements Requiring Consent

Schedule "E": Employment Agreement

Schedule "F": Assignment of Trademarks

Schedule "G": Statement of Gusana's Outstanding Indebtedness

  THE ACQUISITION

    The Acquisition.

    On the Closing Date and upon the terms and subject to the conditions of this Agreement, the Stockholder shall exchange with Gusana the Guru Shares for the Gusana Shares in the manner contemplated in Article 3 of this Agreement.

    No Registration of Gusana Shares.

    None of the Gusana Shares issued to the Stockholder shall, at the time of Closing, be registered or qualified under federal or state ('Blue Sky') securities laws but rather shall be issued pursuant to an exemption therefrom. The Gusana Shares may not be offered or sold in the United States or to U.S. Persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended (the "1933 Act") and in each case only in accordance with applicable state securities laws. The Gusana Shares will be subject to a one-year holding period or such other period as is required under applicable securities laws. All of such shares shall bear a legend worded substantially as follows:

    "NONE OF THE SECURITIES HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, NONE MAY BE OFFERED OR SOLD IN THE UNITED STATES OR, DIRECTLY OR INDIRECTLY, TO U.S. PERSONS (AS DEFINED HEREIN) EXCEPT PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS."

    Gusana's transfer agent shall annotate its records to reflect the restrictions on transfer embodied in the legend set forth above. There shall be no requirement that Gusana register the Gusana Shares under the 1933 Act or qualify any of the Gusana Shares under any state Blue Sky laws. The Stockholder will provide all representations and collateral agreements requested by Gusana as may be necessary to ensure that the issuance of the Gusana Shares complies with the requirements of all applicable securities laws and regulations.

    Cancellation of Options and Warrants.

    At the Closing, each option, warrant or other right to acquire or purchase shares of Guru common stock (the "Options") granted by Guru shall automatically, and without any action required by the holders thereof, be cancelled and terminated.

    Tax and Accounting Consequences.

    It is intended by the parties hereto that the Acquisition shall constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended. Each party has consulted with its own tax advisors and accountants with respect to the tax and accounting consequences, respectively, of the acquisition.

    Each of the parties shall:

      keep its records and file in connection with its federal and state income tax returns all such information as may be required by Treas. Reg. Section 1.368-3;

      for federal and state income tax purposes report the share exchange as qualifying as a reorganization under Section 368(a)(1)(B) of the Code;

      refrain from taking any position in connection with its federal or any state income tax liability that would be inconsistent with such qualification; and

      comply with all the requirements of Section 368(a)(1)(B) applicable to such corporation.

  .

  CLOSING

    Closing.

    The completion of the transactions contemplated hereby (the "Closing") shall occur on June 24, 2003 or on such other date as all of the parties hereto mutually agree. The Closing shall take place at the offices of Clark, Wilson, 800 - 885 West Georgia Street, Vancouver, B.C.

    Deliveries by Guru On the Closing Date:

    On the Closing Date, Guru shall deliver the following to Gusana:

      copies of the resolutions or consents of the Board of Directors of Guru approving this Agreement, the Acquisition and all of the other transactions contemplated hereby, in form and substance reasonably satisfactory to Gusana;

      an original assignment, signed by Jeffrey Lubell in form and substance substantially similar to the Assignment attached to this Agreement as Schedule F;

      a bring down certificate signed by an officer or director of Guru;

      a general release, in form and substance satisfactory to Gusana, from Indigo, releasing Guru and Jeffrey Lubell, and their respective successors and assigns, from any and all Losses;

      a stock power of attorney or similar stock transfer document signed by Indigo, effective under California law and transferring all of the common shares of Guru held by Indigo, either in blank or in favour of Gusana;

      all books, records and accounts of Guru and any other information necessary for Gusana to operate and manage the business of Guru and the assets owned by Guru, provided that these items shall be deemed delivered if they are tendered at Guru's office in Manhattan Beach, California on the Closing Date;

      all approvals and consents from third parties as are required for Guru to consummate the Acquisition and the other transactions contemplated by this Agreement including, by way of example and not in limitation, the consents of third parties referred to in Section 4.2(m)(iii) of this Agreement;

      the common seal(s) of Guru, if any; and

      all such other documents and instruments as may reasonably be required to consummate the transactions provided for in this Agreement.

    Deliveries by Gusana To The Stockholder On The Closing Date

    On the Closing Date, Gusana shall deliver or cause to be delivered to the Stockholder the following:

      copies of the resolutions or consents of the Board of Directors of Gusana approving this Agreement, the Acquisition and the other agreements and transactions contemplated hereby, and authorizing the issuance of the Gusana Shares to the Stockholder effective immediately following his appointment to the Board of Directors of Gusana;

      certificates representing the Gusana Shares, subject to Article 9 of this Agreement;

      a certified copy of a resolution of the Board of Directors of Gusana increasing the number of members of Gusana's Board of Directors to three and appointing the Stockholder to the Board, effective immediately prior to issuance of the Gusana Shares;

      the written resignations of both Andrew Stewart and Andrew King, to be held in escrow and delivered out of escrow pursuant to Section 6.6 of this Agreement;

      a bring down certificate signed by an officer or director of Gusana; and

      such other documents as are required to be delivered prior to or on the Closing Date pursuant to this Agreement or as may reasonably be required to consummate the transactions provided for in this Agreement.

    Indigo

  At the Closing, Gusana shall loan to Guru for payment to Indigo (and any disbursement on account of this loan shall be paid directly to Indigo), the sum of $200,000 as the final payment to Indigo on account of the Indigo Settlement Amount. This payment shall only be made after Indigo has delivered the release, stock certificate(s) and stock power(s) of attorney referred to in Sections 3.2(d) and 3.2(e) of this Agreement into escrow with Clark, Wilson, as agreed by Indigo in a separate agreement. The parties hereto acknowledge that, prior to the date of execution of this Agreement, Gusana has loaned to Guru an additional $100,000, which Guru caused Gusana to pay directly to Indigo on account of the Indigo Settlement Amount, and that this $100,000 amount constitutes part of the First Private Placement.

  REPRESENTATIONS, WARRANTIES AND COVENANTS
  OF THE STOCKHOLDER

  4.1 Representations and Warranties.

  The Stockholder represents and warrants as follows with the intent that Gusana will rely thereon in entering into this Agreement and in closing the transactions contemplated hereby, that:

      he is the sole beneficial and record owner of the Guru Shares;

      he and Indigo are the sole shareholders of Guru;

      the Guru Shares are free and clear of all Liens;

      except for this Agreement and except for Indigo, no person, firm or corporation has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option to purchase or otherwise acquire any of the Guru Shares;

      he has the full and absolute right, power and authority to enter into this Agreement, and this Agreement constitutes his legal, valid and binding obligation in accordance with its terms except as limited by laws of general application affecting the rights of creditors;

      he does not have any specific information relating to Guru which is not generally known and which, to his knowledge, has not been disclosed to Gusana and which if known could reasonably be expected to have a Material Adverse Effect on the value of the Guru Shares;

      there are no brokerage, finder's or similar fees paid or payable by him or on his behalf in connection with the transactions contemplated herein;

      he is not aware of any fact which, if known to Guru, would cause Guru's representations and warranties herein to be untrue or incorrect;

      he is not aware of any infringement by Guru of any registered patent, trade-mark or copyright;

      he (i) has adequate net worth and means of providing for his current financial needs and possible personal contingencies, (ii) has no need for liquidity in the Gusana Shares, and (iii) is able to bear the economic risks of an investment in the Gusana Shares for an indefinite period of time, and can afford the complete loss of such investment;

      he is aware that an investment in the Company is speculative and involves certain risks, including the possible loss of the investment, and he has carefully read and considered the matters set forth under the caption "Risk Factors" appearing in the Company's most current reports filed with the SEC;

      he is acquiring the Gusana Shares for his own account for investment purposes only and not for the account of any other person and not for distribution, assignment or resale to others, and no other person has a direct or indirect beneficial interest in the Gusana Shares, and he has not subdivided his interest in the Gusana Shares with any other person; and

      he is not acquiring the Gusana Shares as a result of any form of general solicitation or general advertising including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio, or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

    Representations of the Stockholder and Guru

    The Stockholder and Guru do hereby jointly and severally represent and warrant to Gusana with the intent that Gusana will rely thereon in entering into this Agreement and in closing the transactions contemplated hereby, that:

      Guru is duly incorporated, validly existing and in good standing under the laws of the State of California;

      the authorized capital of Guru consists of 5,000 shares of common stock, each without par value, of which 1,000 have been issued as fully paid;

      Guru has the power, authority and capacity to carry on its business as presently conducted by it;

      the execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Guru, and this Agreement constitutes a legal, valid and binding obligation of Guru in accordance with its terms except as limited by laws of general application affecting the rights of creditors;

      Guru is duly registered to carry on business in all jurisdictions in which Guru carries on business except where the failure to so register would not have a Material Adverse Effect on Guru;

      Guru has received three loans from Gusana prior to Closing in the amounts of $100,000, $50,000 and $100,000, respectively, of which $200,000 forms a part of the First Private Placement;

      all alterations to the constating documents of Guru since its incorporation have been duly effected in accordance with the laws of the State of California;

      the directors and officers of Guru are as follows:

      Name Position(s)

      Jeffrey Lubell Director, President and Chief Financial Officer

      Kymberly Lubell Director and Secretary

      Mark Saltzman Director

      the corporate records of Guru, as required to be maintained by it under its statute of incorporation and constating documents, are accurate, complete and up-to-date in all material respects and all material transactions of Guru have been promptly and properly recorded in its books or filed with its records;

      Schedule A contains a list of Guru's assets, including a complete list of all Intellectual Property Rights owned by Guru and all of Guru's other assets that have a value of at least One Thousand Dollars (the "Assets"), and Guru has good and marketable title thereto, and all Assets are free and clear of any Liens not previously disclosed in writing to Gusana;

      Guru holds all licences and permits required for the conduct in the ordinary course of its business as presently conducted by it, and all such licences and permits are in good standing and the conduct and uses of the same by Guru are in compliance with all laws and other restrictions, rules, regulations and ordinances applicable to Guru and its business, save and except for breaches which do not have a Material Adverse Effect on Guru or its business as presently conducted;

      with the exception of this Agreement or as set forth on Schedule B hereto, no party has any agreement, right or option, consensual or arising by law, present or future, contingent or absolute, or capable of becoming an agreement, right or option:

        to require Guru to issue or allot any further or other shares in its capital or any other security convertible or exchangeable into shares in its capital or to convert or exchange any securities into or for shares in the capital of Guru;

        to require Guru to purchase, redeem or otherwise acquire any of the issued and outstanding shares in its capital; or

        to purchase or otherwise acquire any shares in the capital of Guru;

      the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof will not:

        conflict with or result in a breach of or violate any of the terms, conditions, or provisions of the constating documents of Guru;

        conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority, domestic or foreign, to which Guru is subject, or constitute or result in a default by Guru under any agreement, contract or commitment to which Guru is a party;

        give to any person any remedy, cause of action, right of termination, cancellation or acceleration in or with respect to any understanding, agreement, contract, or commitment, written, oral or implied, to which Guru is a party except to the extent that any of the foregoing are listed on Schedule D hereto as requiring, by their terms, consent by a third party to any merger or change in control affecting Guru;

        give to any government or governmental authority, including any governmental department, commission, bureau, board, or administrative agency, any right of termination, cancellation, or suspension of, or constitute a breach of or result in a default under any permit, license, control, or authority issued to Guru and which is necessary or desirable in connection with the conduct and operation of the business currently conducted by Guru;

        constitute a default by Guru or an event which, with the giving of notice or lapse of time or both, might constitute an event of default or non-observance under any agreement, contract, indenture or other instrument relating to any indebtedness of Guru which would give any party the right to accelerate the maturity for the payment of any amount payable under that agreement, contract, indenture, or other instrument;

      except as disclosed in Schedule C, there is no indebtedness of Guru, including to any Guru Stockholder;

      Guru, the Stockholder and Indigo have heretofore agreed, in a letter agreement between them dated May 2, 2003, to settle a dispute pertaining to the assets and business of Guru, by the payment to Indigo of the Indigo Settlement Amount;

      prior to the date of this Agreement, Guru has made a payment on account of the Indigo Settlement Amount, reducing the unpaid balance thereof, as of the date of this Agreement, to $200,000;

      the business of Guru as currently carried on by it complies with all applicable laws, judgments, decrees, orders, injunctions, rules, statutes and regulations of all courts, arbitrators or governmental authorities, except where the failure to comply would not have a Material Adverse Effect on Guru;

      other than this Agreement, and except as disclosed in Schedule B hereto, Guru does not have:

        any material contract, agreement, undertaking or arrangement, whether oral, written or implied, which cannot be terminated on not more than thirty (30) days' notice, without penalty, or any outstanding material agreements, contracts or commitments (whether written or oral) whatsoever relating to or affecting the conduct of its business as currently carried on, or any of its assets, or for the purchase, sale or lease of its assets;

      there are no management contracts or consulting contracts to which Guru is a party or by which either is bound, and save and except as previously disclosed in writing to Gusana, no amount is payable or has been agreed to be paid by Guru to any persons as remuneration, pension, bonus, share of profits or other similar benefit and no director, officer or member, or former director, officer or member, of Guru, nor any associate or affiliate of any such person, has any claim of any nature against, or is indebted to, Guru;

      there are no actions, suits, judgments, investigations or proceedings outstanding or pending, threatened against or affecting Guru, or its business, assets or property, at law or in equity, before or by any domestic or foreign:

        court,

        federal, provincial, state, municipal or other governmental authority, or department, commission, board, tribunal, bureau or agency,

      and Guru is not a party to or threatened with any litigation which in either case would have a Material Adverse Effect on Guru;

      Guru is not:

        in breach of any of the terms, covenants, conditions, or provisions of, or in default under, and has not done or omitted to do anything which, with the giving of notice or lapse of time or both, would constitute a breach of or a default under any contract to which it is a party (including, without limitation, any contract disclosed in Schedule B);

        in violation of, nor are any present uses by Guru of any of its assets in violation of or contravention of, any applicable law, statute, order, rule or regulation;

        in breach or default under any judgment, injunction or other order or aware of any judicial, administration, governmental, or other authority or arbitrator by which Guru is bound or to which Guru or any of its assets are subject;

      Guru has not guaranteed, or agreed to guarantee, any indebtedness or other obligation of any party;

      The books and records of Guru, which were made available for inspection to Gusana, its accountants and attorneys pursuant to this Agreement, are the complete books and records of Guru and correctly and fairly reflect the underlying facts and transactions in all material respects;

      Guru has no employees except for Jeffrey Lubell and Leeda Paukert (the "Employees") and it has no consultants except as otherwise listed on Schedule B to this Agreement;

      Guru has not failed to comply in any respect with all applicable federal, state, and local laws, rules, and regulations relating to employment or employment termination, and all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of taxes from compensation of employees, which failure has had or could reasonably be expected to have (either individually or in the aggregate) a Material Adverse Effect;

      there are no labor controversies pending or threatened between Guru and any of its Employees or former employees or any labor union or other collective bargaining unit representing any of such employees;

      Guru has not ever entered into a collective bargaining agreement or other labor union contract relating to its business or applicable to the Employees;

      there are no written employment or separation agreements, or oral employment or separation agreements between Guru and any of the Employees;

      no employee has any accrued benefits (including vacation, paid time off, sick leave and similar entitlements);

      Guru owns, without restriction, all of the Intellectual Property Rights included in the Assets (collectively, the "Proprietary Rights"), used in the conduct of its business as currently conducted or as Guru (or, post-closing, Gusana) currently proposes to conduct its business, without any conflict with or infringement of the rights of others;

      Guru is not aware of any infringement by Guru of any patent, trade-mark or copyright;

      there are no brokerage, finder's or similar fees paid or payable by or on behalf of Guru in connection with the transactions contemplated herein; and

    Covenants of Guru and the Stockholder.

      Guru and the Stockholder jointly and severally covenant with Gusana that both before and after the Closing Date, he shall execute and do all such further deeds, acts, things and give such assurances as may reasonably be required for consummating the transactions contemplated hereby and referenced herein.

      Guru shall carry on its business in the ordinary course consistent with past practice and in compliance with all applicable laws, regulations and rules of all governmental authorities;

      Guru and the Stockholder will give to Gusana and Gusana's counsel, accountants and other representatives full access, during normal business hours throughout the period prior to the time of Closing, to all of the properties, books, contracts, commitments and records of Guru, and Guru will furnish to counsel for Gusana during such period all such information as Gusana or counsel for Gusana may reasonably request subject to reasonable restrictions on disclosure, use and covenants of confidentiality imposed in advance by Guru or Guru's counsel; and

      if and as required from time-to-time between the date of this Agreement and the Closing Date, the Stockholder and Guru shall update any of the Schedules attached to this Agreement. Notwithstanding the foregoing, nothing in this Section 4.3(d) shall permit Guru to do, or fail to do, anything that would require a change to any Schedule if such change would have a Material Adverse Effect on Gusana, in Gusana's reasonable opinion. If any change to any Schedule would have a Material Adverse Effect on Gusana and the change is required as the result of circumstances beyond Guru's reasonable control, Gusana shall have the option to (i) terminate this Agreement without penalty or (ii) proceed to close the Acquisition based on the updated schedule and without any reduction in the number of Gusana Shares to be issued at the Closing Date.

    Negative Covenants of Guru.

    Guru shall not, prior to the Closing Date, except with the prior written consent of Gusana (which consent will not be unreasonably withheld):

      make or permit to be made any employment contracts or other arrangements;

      make or assume or permit to be made or assumed any commitment, obligation or liability which is outside of the usual and ordinary course of the business of Guru, and for the purpose of carrying on the same, but Guru will operate its properties and carry on its businesses as heretofore and will maintain all of its properties, rights and assets in good standing, order, and repair;

      declare or pay any dividends or make any other distributions or appropriations of profits or capital;

      create or assume any indebtedness other than in the ordinary course of business or guarantee the obligations of any third party; or

      sell or otherwise in any way alienate or dispose of or encumber any of its Assets.

  REPRESENTATIONS, WARRANTIES AND COVENANTS
  OF Gusana

    Representations and Warranties.

    Gusana represents and warrants, as of the date of this Agreement and as of the Closing and with the intent that the Stockholder and Guru will rely thereon in entering into this Agreement and in closing the transactions contemplated hereby, that:

      Gusana is duly incorporated, validly existing and in good standing under the laws of the state of Nevada;

      as of the date of this Agreement, the authorized capital of Gusana consists of 1,200,000,000 shares of common stock, each without par value, of which a total of 12,322,800 common shares have been validly issued, are outstanding and are fully paid and non-assessable. Except as set forth above, no shares of capital stock or other equity securities of Gusana are issued, reserved for issuance or outstanding;

      there are no outstanding bonds, debentures, notes or other indebtedness or other securities of Gusana having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Gusana may vote;

      Except for this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Gusana is a party or by which it is bound obligating Gusana to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of Gusana or obligating Gusana to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking;

      The outstanding indebtedness of Gusana is set forth on Schedule G hereto. Except as set forth on Schedule G hereto or as set forth in this Agreement, there are no outstanding contractual obligations, commitments, understandings or arrangements of Gusana to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of Gusana;

      there are no agreements or arrangements pursuant to which Gusana is or could be required to register shares of its common stock or other securities under the Securities Act of 1933, as amended, or other agreements or arrangements with any security holders of Gusana with respect to securities of Gusana;

      Gusana has the power, authority and capacity to carry on the business presently conducted by it;

      the execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Gusana, and this Agreement constitutes the legal, valid and binding obligation of Gusana in accordance with its terms except as limited by laws of general application affecting the rights of creditors;

      Gusana is duly registered to carry on business in all jurisdictions in which Gusana carries on business except where the failure to so register would not have a Material Adverse Effect on Gusana;

      all alterations to the constating documents of Gusana since its incorporation have been duly effected in accordance with the laws of the state of Nevada;

      the corporate records of Gusana, as required to be maintained by it under its statute of incorporation and constating documents, are accurate, complete and up-to-date in all material respects and all material transactions of Gusana have been promptly and properly recorded in its books or filed with its records;

      the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof will not:

        conflict with or result in a breach of or violate any of the terms, conditions, or provisions of the constating documents of Gusana;

        conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority, domestic or foreign, to which Gusana is subject, or constitute or result in a default by Gusana under any agreement, contract or commitment to which Gusana is a party;

        give to any person any remedy, cause of action, right of termination, cancellation or acceleration in or with respect to any understanding, agreement, contract, or commitment, written, oral or implied, to which Gusana is a party;

        give to any government or governmental authority, including any governmental department, commission, bureau, board, or administrative agency, any right of termination, cancellation, or suspension of, or constitute a breach of or result in a default under, any permit, license, control, or authority issued to Gusana and which is necessary or desirable in connection with the conduct and operation of the business currently conducted by Gusana;

        constitute an event of default by Gusana or an event which, with the giving of notice or lapse of time or both, might constitute an event of default or non-observance under any agreement, contract, indenture or other instrument relating to any indebtedness of Gusana which would give any party the right to accelerate the maturity for the payment of any amount payable under that agreement, contract, indenture, or other instrument;

      so as to have a Material Adverse Effect on Gusana;

      except as may have been disclosed by Gusana from time to time in any filing with the SEC, Gusana has no material indebtedness;

      except as may have been disclosed by Gusana from time to time in any filing with the SEC, the business of Gusana as currently carried on by it complies with all applicable laws, judgments, decrees, orders, injunctions, rules, statutes and regulations of all courts, arbitrators or governmental authorities, except where the failure to comply would not have a Material Adverse Effect on Gusana;

      except as may have been disclosed by Gusana from time to time in any filing with the SEC or in this Section 5.1(o), there are no actions, suits, judgments, investigations or proceedings outstanding or pending, threatened against or affecting Gusana, or its business, assets or property, at law or in equity, before or by any domestic or foreign:

        court,

        federal, provincial, state, municipal or other governmental authority, or department, commission, board, tribunal, bureau or agency,

      and Gusana is not a party to or threatened with any litigation which in either case would have a Material Adverse Effect on Gusana.

      except as may have been disclosed by Gusana from time to time in any filing with the SEC, Gusana is not:

        in breach of any of the terms, covenants, conditions, or provisions of, or in default under, and has not done or omitted to do anything which, with the giving of notice or lapse of time or both, would constitute a breach of or a default under any material contract to which it is a party;

        in violation of, nor are any present uses by Gusana of any of its assets in violation of or contravention of, any applicable law, statute, order, rule or regulation;

        in breach or default under any judgment, injunction or other order or aware of any judicial, administration, governmental, or other authority or arbitrator by which Gusana is bound or to which Gusana or any of its assets are subject;

      except where such breach or violation would not have a Material Adverse Effect;

      except as may have been disclosed by Gusana from time to time in any filing with the SEC, Gusana is not aware of any infringement by Gusana of any registered patent, trade-mark or copyright; and

      there are no brokerage, finder's or similar fees paid or payable by or on behalf of Gusana in connection with the transactions contemplated herein;

      since February 28, 2003, the date of its most recent financial statements, and except as may have been disclosed in any filing with the SEC, Gusana has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been: (i) any material adverse change with respect to Gusana; (ii) any condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to Gusana; or (iii) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of Gusana to consummate the transactions contemplated by this Agreement.

      Gusana is not a party to any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) under which Gusana currently has an obligation to provide benefits to any current or former employee, officer or director of Gusana (collectively, "Benefit Plans").

      except as may have been discussed with the Stockholder and as contemplated in the Employment Agreement to be signed at Closing in the form attached hereto as Schedule E, Gusana is not a party to any employment agreement which could result in the payment to any current, former or future director or employee of Gusana of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee or director as a result of the transactions contemplated by this Agreement, whether or not (i) such payment, acceleration or provision would constitute a "parachute payment" (within the meaning of Section 280G of the Internal Revenue Code), or (ii) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered; and

      Gusana has not filed any tax returns and, to its knowledge and without independent inquiry, it does not owe any taxes. No material claim for unpaid taxes has been made or become a lien against the property of Gusana or is being asserted against Gusana, no audit of any tax return of Gusana is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any taxes has been granted by Gusana and is currently in effect. As used herein, "taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "tax return" shall mean any return, report, or statement required to be filed with any governmental authority with respect to Taxes.

    Covenants.

      Gusana will, both before and after the Closing Date, execute and do all such further deeds, things and assurances as may reasonably be required to consummate the transactions contemplated hereby and referenced herein.

      Gusana will complete the Second Private Placement within sixty (60) days after Closing. Upon the expiration of this sixty-day period, the Stockholder shall surrender to Gusana for cancellation such number of Gusana Shares as shall be determined by:

        dividing the lesser of (x) or (y) by $0.75, where (x) is equal to the aggregate gross proceeds raised in the Second Private Placement and (y) is equal to $300,000, and multiplying the quotient by 11.69243,

  rounded up to the nearest whole number of shares.

  ADDITIONAL AGREEMENTS

    Expenses.

    All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

    Agreement to Cooperate.

    Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals and to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Acquisition (and, in such case, to proceed with the Acquisition as expeditiously as possible).

    Public Statements By Gusana.

    Gusana may issue any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby (hereafter, a "Publication") without any need to obtain the approval of Guru or the Stockholder; provided, however, that prior to the Closing Date:

      Gusana will provide both Guru and the Stockholder with an advance copy of the draft of any proposed Publication at least two business days in advance of its release date; and

      Guru and the Stockholder may submit any objections, proposed corrections or comments concerning the proposed Publication to Gusana within the two day period referred to in Section 6.3(a), above, but any such submission shall not obligate Gusana to modify or withhold release of the Publication (regardless of the final form thereof).

    Public Statements by Guru or the Stockholder.

    Neither of Guru or the Stockholder shall have any right to publish any Publication either before or after the Closing Date.

    Employment Agreement

    Prior to the Closing Date but subject to completion of the transactions contemplated in this Agreement, Gusana shall enter into an Employment Agreement with the Stockholder pursuant to which the Stockholder will become the President of Gusana and manage Gusana's business for a one year period beginning on the Closing Date. The Employment Agreement shall be in substantially the form, and subject to the terms, as set forth on Schedule E to this Agreement.

    Post-Closing Corporate Governance

    At Closing, the Board of Directors of Gusana shall be increased to three members and Jeffrey Lubell will be appointed to the Board. Within ten days after Closing, Gusana shall file an Information Statement with the SEC, with a copy mailed to all shareholders, in the form and otherwise as required by Rule 14f-1 promulgated under Regulation 14E of the SEC and the Securities Exchange Act of 1934, nominating Kimberly Lubell and Mark Saltzman to the Board to replace Messrs. Stewart and King. On the tenth day following the filing of the Information Statement with the SEC, Messrs. Stewart and King shall resign and they shall be replaced by Kimberly Lubell and Mark Saltzman. In the event of a vacancy caused by a resignation, the remaining directors shall be entitled to fill the vacancy by majority vote subject, in any event, to Gusana's constating documents. For greater certainty, Messrs Stewart and King shall deposit their written resignations with the law office of William Barnett at closing, to be held by Mr. Barnett in escrow and released pursuant to the requirements of this Section and Rule 14f-1.

    Post-Closing Finance Issues

    From and after the Closing, any expenditure in excess of $10,000 shall require the prior approval of Jeffrey Lubell and one other independent director. Checks, drafts, notes, etc. for amounts in excess of $10,000 shall require the signatures of Jeffrey Lubell and one other independent director. For purposes of this paragraph, and except in specific circumstances where they have an interest from time-to-time, any of Messrs. Stewart, King and Treisman shall be deemed to be independent directors, but Kimberly Lubell shall not.

    $50,000 Loan to Guru

  Of the three loans referred to in Section 4.2(f) of this Agreement, the loan for $50,000 was made using funds that were not raised in connection with, and do not constitute a credit against the proceeds of, the First Private Placement. Guru and the Stockholder agree, jointly and severally, to cause Guru to repay this $50,000 loan within 60 days after the Closing Date.

  CONDITIONS

    Conditions of Gusana.

    The obligation of Gusana to consummate the transactions herein contemplated is subject to the fulfilment of each of the following conditions at the times stipulated:

      the representations and warranties of Guru and the Stockholder contained in Article 4 herein are true and correct in all respects at the time of the execution of this Agreement and at the Closing Date;

      all covenants, agreements and obligations hereunder on the part of the Stockholder and Guru to be performed or complied with at or prior to the Closing, including the respective obligations of the Stockholder and Guru to deliver the documents and instruments herein provided for, shall have been performed and complied with at and as of the Closing;

      all of the transactions contemplated by this Agreement shall have been approved, as required, by the Board of Directors and, if required, by any regulatory authorities having jurisdiction over the transactions contemplated by this Agreement;

      on or before the Closing Date, each of Guru and Gusana shall have received approval to this Agreement and the transactions contemplated herein from any third parties whose approval is required;

      that Gusana and its agents will have had a reasonable opportunity to perform all of the searches and other due diligence reasonable or customary in a transaction similar to the Acquisition and that Gusana is satisfied with the results of such due diligence;

      that at the closing Gusana shall have received the release and transfer documents described in Sections 3.2(d) and 3.2(e) of this Agreement; and

      that Gusana has received, at least five days before the Closing, and approved (which approval will not be unreasonably withheld) a copy of every material contract to which Guru is a party or which will bind Guru after the Closing Date.

    Guru and the Stockholder' Conditions.

    The respective obligations of Guru and the Stockholder to complete the transactions contemplated hereby are subject to the following conditions (which are for the exclusive benefit of Guru and the Stockholder) having been satisfied or expressly waived in writing by Guru and the Stockholder:

      the representations and warranties of Gusana contained in Article 5 herein are true and correct in all respects;

      that Gusana shall have completed, during the period between May 28, 2003 and the Closing Date, the First Private Placement;

      that, at the Closing, Andrew Stewart, Andrew King, Michael Lathigee and Patrick Forseille will have surrendered to Gusana for cancellation an aggregate of 4,992,000 common shares of Gusana;

      that at the Closing and after accounting for the shares to be issued in the First Private Placement, the Gusana Shares will constitute approximately 62% of the issued and outstanding share capital of Gusana;

      all covenants, agreements and obligations hereunder on the part of Gusana to be performed or complied with at or prior to the Closing, including the obligation of Gusana to deliver the documents and instruments herein provided for, shall have been performed and complied with at and as of the Closing;

      that Guru and its agents will have had a reasonable opportunity to perform all of the searches and other due diligence reasonable or customary in a transaction similar to the Acquisition, and that Guru is satisfied with the results of such due diligence; and

      on or before the Closing Date, Gusana shall have received approval of this Agreement and the transactions contemplated herein from such third parties from whom approval is required.

    Waiver of Conditions.

      The conditions set forth in Section 7.1 are for the exclusive benefit of Gusana and may be waived by Gusana in writing in whole or in part at any time.

      The conditions set forth in Section 7.2 are for the exclusive benefit of Guru and the Stockholder, and may be waived by Guru and the Stockholder in writing in whole or in part at any time.

  SURVIVAL OF   REPRESENTATIONS, WARRANTIES, COVENANTS AND
  AGREEMENTS; INDEMNIFICATION; PLEDGE PROVISION  S

    Survival of Representations, Warranties, Covenants and Agreements.

    Notwithstanding any right of Gusana (whether or not exercised) to investigate the affairs of Guru or the Stockholder to investigate the affairs of Gusana, or a waiver by Gusana, Guru or the Stockholder of any condition to Closing set forth in Article 7, each party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other parties contained in this Agreement, except to the extent expressly waived in writing, or in any instrument delivered pursuant to this Agreement and, in addition, Gusana and the Stockholder shall have the indemnification rights set forth herein. Unless earlier terminated pursuant to Article 10, all of the representations, warranties, covenants and agreements of the parties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and continue until the first anniversary of the Closing Date.

    Indemnification by the Stockholder

    The Stockholder shall, for a period of one year from the Closing Date, indemnify, defend and hold harmless each of Gusana and Guru, and their respective officers, directors, subsidiaries, agents, affiliates, and employees (each an "Indemnified Party" and collectively the "Indemnified Parties") from and against any and all Losses arising out of, directly or indirectly, any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by the Stockholder and Guru in this Agreement, the schedules hereto, or any certificate, instrument or document delivered by the Stockholder or Guru pursuant to this Agreement and any material liabilities of Guru not included in the unaudited financial statements attached to this Agreement on Schedule C. The total amount of Losses for which the Indemnified Parties shall be entitled to indemnification from the Stockholder shall not exceed the aggregate of all of the Gusana Shares. The indemnification obligations contained in this Section 8.2 shall not apply if the Closing does not occur. Notwithstanding the above, nothing in this Agreement shall limit the liability of the Stockholder in the event that he commits fraud or engages in wilful misconduct. Gusana shall act on behalf of, and as agent for, each Indemnified Party for purposes of this Article 8.

    Indemnification by Gusana.

  Gusana shall, for a period of one year after the Closing Date, indemnify, defend and hold harmless each of the Stockholder and Guru, and Guru's officers, directors, subsidiaries, agents, affiliates and employees from and against any and all Losses arising out of, directly or indirectly, any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Gusana in this Agreement, the schedules to this Agreement or any certificate, instrument or document delivered by Gusana pursuant to this Agreement. In addition, Gusana shall, for a period of one year, indemnify, defend and hold harmless the Shareholder from the claims of investors in Gusana against the Stockholder that result from the provision, prior to the Closing, of false or misleading information by parties other than the Stockholder.

  INDEMNITY FUND

    Pledge of Gusana Shares

    At the Time of Closing, Gusana will deliver the certificates representing 1,391,867 of the Gusana Shares (the "Pledged Shares") to the Stockholder. The Stockholder will immediately deposit all of the certificates for all of the Pledged Shares , and five executed Stock Powers of Attorney from the Stockholder, duly endorsed for transfer with signature medallion guaranteed, assigning the Pledged Shares in blank pursuant to the terms hereof to be held by Gusana (the Pledged Shares and Stock Powers of Attorney remaining from time to time in the Indemnity Fund being, collectively, the "Indemnity Shares") to constitute the "Indemnity Fund" to be governed by the terms set forth herein. The Stockholder shall have all indicia of ownership of the Pledged Shares while they are held in the Indemnity Fund including, without limitation, the obligation to pay all taxes, assessments and charges with respect thereto and the right to vote the Pledged Shares and receive any cash dividends, except that the Pledged Shares shall be subject to the pledge obligations and restrictions on transfer as are set forth in this Agreement.

    Recourse to the Indemnity Fund.

    The Indemnity Fund shall be available as a source for payment of the indemnification obligations of the Stockholder set forth in Section 8.2 hereof. Guru, the Stockholder and Gusana each acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Closing which, if resolved at the Closing, would have led to a reduction in the number of Gusana Shares.

    Indemnity Period; Distribution of Indemnity Fund upon Termination of Indemnity Period.

    Subject to the following requirements, the Indemnity Fund shall be implemented immediately following the Closing and shall terminate at 5:00 p.m., Pacific Time, on the first anniversary of the Closing Date (the "Expiration Date") (the period of time from the Closing Date through and including the Expiration Date is referred to herein as the "Indemnity Period"); and any Indemnity Shares remaining in the Indemnity Fund at the end of the Indemnity Period shall be distributed to the Stockholder; provided, however, that the Indemnity Period shall not terminate with respect to a number of such Indemnity Shares necessary to satisfy any unsatisfied claims under this Section 9.3 concerning facts and circumstances existing prior to the expiration of the Indemnity Period which claims are specified in an Officer's Certificate (as defined below) delivered by Gusana to the Stockholder prior to expiration of the Indemnity Period. Only that number of Indemnity Shares valued at the amount of any such claims as set forth in the relevant Officer's Certificate(s) shall be retained in the Indemnity Fund past the Expiration Date (or all remaining Indemnity Shares if their value is less than the claims). As soon as all such claims, if any, have been resolved, Gusana shall deliver, within ten (10) business days of such resolution and without charging any fees therefor, the remaining portion of the Indemnity Fund to the Stockholder.

    Protection of Indemnity Fund.

    Gusana shall hold and safeguard the Indemnity Fund during the Indemnity Period, shall hold the Pledged Shares and related documents in trust for the party eventually entitled to receive them in strict accordance with the terms of this Agreement and not as the property of Gusana and shall hold and dispose of the Indemnity Fund only in accord with the terms hereof.

    Claims Upon Indemnity Fund.

    Upon receipt by the Stockholder at any time on or before the expiration of the Indemnity Period of a certificate signed by any officer of Gusana (an "Officer's Certificate"): (A) stating that Gusana or Guru has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, directly or indirectly, as a result of any misrepresentation or breach of or default in any representation, warranty, covenant or agreement of the Stockholder contained herein or in any instrument delivered pursuant to this Agreement, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, the nature of the misrepresentation, breach of or default in connection with such representation, warranty, agreement or covenant to which such item is related, Gusana may, subject to the provisions of Section 9.7 hereof release to itself from the Indemnity Fund, that number of Indemnity Shares held in the Indemnity Fund valued at an amount equal to such Losses.

    Value of Shares.

    For all purposes under this Article 8, each Indemnity Share shall be deemed to have a value equal to the average of the last sale (bid price) on the OTCBB for the ten-trading day period immediately prior to the date of release thereof from the Indemnity Fund.

    Objections to Claims.

    At the time of delivery of an Officer's Certificate and for a period of twenty (20) days after such delivery, Gusana shall not release to itself any portion of the Indemnity Fund pursuant to Section 9.5 hereof unless Gusana shall have received written authorization from the Stockholder to make such delivery. After the expiration of such 20 day period, Gusana may release Indemnity Shares from the Indemnity Fund for its own benefit in accordance with Section 9.5 hereof, provided that no such release may be made if the Stockholder shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to Gusana prior to the expiration of such 20 day period.

    Resolution of Conflicts; Arbitration.

    In case the Stockholder shall object in writing to any claim or claims made in any Officer's Certificate, the Stockholder and Gusana shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.

    If no such agreement can be reached after good faith negotiation for a period of 15 days, either Gusana or the Stockholder may demand arbitration of the dispute unless the amount of the damage or loss is at issue in a pending action or proceeding involving a Third Party Claim, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either event the matter shall be settled by arbitration conducted by 3 arbitrators, 1 selected by Gusana, 1 selected by the Stockholder, and 1 selected by the 2 arbitrators selected by Gusana and the Stockholder. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery of information relating to any dispute while allowing the parties an opportunity, adequate as determined in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel, limit or allow discovery as they shall deem appropriate given the nature and extent of the disputed claim. The arbitrators shall also have the authority to impose sanctions, including attorneys' fees and other costs incurred by the parties, to the same extent as a court of law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to by a party without substantial justification. The decision of a majority of the 3 arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 9.7 hereof, Gusana shall be entitled to act in accordance with such decision and release Indemnity Shares from the Indemnity Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions regarding the dispute which shall set forth the award, judgment, decree or order awarded by the arbitrators.

    Judgment upon any award rendered by the arbitrators may be entered in any court having competent jurisdiction. Any such arbitration shall be held in Los Angeles County, California under the commercial rules of arbitration then in effect of the American Arbitration Association. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration and the expenses, including without limitation, reasonable attorneys' fees and costs, incurred by the prevailing party to the arbitration.

    In the event that the Stockholder shall have objected in writing to any claim or claims made in any Officer's Certificate, and (A) no agreement is reached between the parties as to their respective rights in accordance with subparagraph (i) above, and (B) neither the Stockholder nor Gusana shall have demanded arbitration of the dispute within six (6) months of the date of the relevant Officer's Certificate, in the case of a claim not involving a Third Party Claim, or within six (6) months of the date that a Third Party Claim is finally resolved and is not appealable, in the case of a claim involving a Third Party Claim, then the claim or claims in the relevant Officer's Certificate which remain subject to dispute shall expire and no further claim upon the Indemnity Fund shall be made with respect to such claim or claims. Such expiration shall, for purposes of releasing Indemnity Shares under this Agreement be deemed a final resolution of such claim or claims, and such Indemnity Shares shall remain in the Indemnity Fund or be released to the Stockholder in accordance with this Agreement.

    Third-Party Claims.

    In the event Gusana becomes aware of a third-party claim that Gusana reasonably expects may result in a demand against the Indemnity Fund (a "Third Party Claim"), Gusana shall give written notice to the Stockholder within ten (10) days of Gusana becoming aware of any such Third Party Claim; the notice shall set forth such material information with respect thereto as is then reasonably available to Gusana; provided, however, that such written notice shall be effective only if delivered to the Stockholder before the expiration, pursuant to Section 8.1 hereof, of the representations, warranties, covenants and agreements upon which such Third Party Claim(s) are based. In case any such liability is asserted against Gusana, and Gusana notifies the Stockholder thereof, the Stockholder will be entitled, if it so elects by written notice delivered to Gusana within ten (10) days after receiving Gusana's notice, to assume the defense thereof with counsel reasonably satisfactory to Gusana. Notwithstanding the foregoing, (i) Gusana shall also have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of Gusana unless Gusana shall reasonably determine that there is a conflict of interest between Gusana and the Stockholder with respect to such Third Party Claim or there are or may be legal defenses available to the Stockholder which are different from or additional to those available to Gusana or a difference of position or potential difference of position exists between the Stockholder and Gusana that would make such separate representation advisable in the reasonable opinion of counsel to Gusana, in which case the reasonable fees and expenses of such counsel will be borne by the Stockholder unless such representation is advisable only due to activities of Gusana since the Closing Date, and (ii) Gusana shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing. With respect to any assertion of liability by a third party that results in a Third Party Claim, the parties hereto shall make available to each other all relevant information in their possession material to any such assertion.

    In the event that the Stockholder, within ten (10) days after receipt of the aforesaid notice of a Third Party Claim, fails to assume the defense of Gusana against such Third Party Claim, Gusana shall have the right to undertake the defense, compromise, or settlement of such action on behalf of and for the account, expenses and risk of the Stockholder.

    Notwithstanding anything in this Article 8 to the contrary, Gusana shall have the right to participate, at its own cost and expense, in such defence, compromise, or settlement and, if there is a reasonable probability that a settlement, compromise or consent to entry of judgment Third Party Claim may materially and adversely affect Gusana, the Stockholder shall not, without Gusana's written consent (which consent shall not be unreasonably withheld), settle or compromise any Third Party Claim or consent to entry of any judgment in respect thereof unless such settlement, compromise, or consent includes as an unconditional term thereof the giving by the claimant or the plaintiff to Gusana a release from all liability in respect of such Third Party Claim.

    Exculpation

    Except with respect to a breach of any representation or warranty resulting from the fraud or wilful misrepresentation by an Indemnifying Party, the cumulative liability of the Stockholder under this Agreement including, without limitation, the indemnification obligations herein, shall be limited to the Indemnity Fund.

    New Property.

  In the event that the Indemnity Shares are the subject of a corporate transaction, such as a merger, reorganization, consolidation, recapitalization, stock split or stock dividend, or acquisition of Gusana through the purchase of its outstanding capital stock, the consideration to be received by the Stockholder in exchange for the Indemnity Shares shall be paid directly to Gusana or its successor and shall thereafter constitute the Indemnity Fund and the Indemnity Shares shall be exchanged for such consideration in accordance with the terms of the transaction or occurrence. Gusana shall have full right to exchange the Indemnity Shares in the Indemnity Fund for such consideration.

  TERMINATION, AMENDMENT AND WAIVER

    Termination.

    This Agreement may be terminated at any time prior to the Closing Date:

      by mutual consent of the Stockholder, Guru and Gusana;

      unilaterally by Guru and the Stockholder if neither of them is in breach of any material agreement, covenant or representation contained in this Agreement and Gusana fails to perform or breaches any material agreement, covenant or representation in this Agreement, and does not cure the failure in all material respects within fifteen (15) business days after the terminating party delivers written notice of the alleged failure or if any condition to the obligations of that party is not satisfied (other than by reason of a breach by that party of its obligations hereunder), and it reasonably appears that the condition cannot be satisfied prior to September 30, 2003;

      unilaterally by Gusana if Gusana is not in breach of any material agreement, covenants or representation contained in this Agreement and Guru or the Stockholder fails to perform or breaches any material agreement, covenant or representation in this Agreement, and does not cure the failure in all material respects within fifteen (15) business days after the terminating party delivers written notice of the alleged failure or if any condition to the obligations of that party is not satisfied (other than by reason of a breach by that party of its obligations hereunder), and it reasonably appears that the condition cannot be satisfied prior to September 30, 2003; or

      by either party if any material adverse effect has occurred with respect to the other party.

    Effect of Termination.

    In the event of termination of this Agreement by either Guru or Gusana, as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no further obligation on the part of either the Stockholder, Gusana or Guru or their respective officers or directors. Nothing in this Section 10.2 shall relieve any party from liability for any breach of this Agreement.

    Amendment.

  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law.

  MISCELLANEOUS

    Notices.

    Any notice required or permitted to be given under this Agreement will be validly given if in writing and delivered, sent by facsimile transmission or telex or sent by electronic or prepaid registered mail, to the following addresses:

    To Guru or to the Stockholder:

    Jeffrey Lubell
    1561 8th Street
    Manhattan Beach, CA 90266

    email: LubellJeff@aol.com

    with a copy to

    Doland & Gould LLP
    12100 Wilshire Boulevard
    Suite 730
    Los Angeles, CA 90025
    Attention: Michael Doland, Esq.
    Facsimile No.: (310) 446-1363

    and an additional copy to:

    The Law Offices of William B. Barnett, Esq.
    15233 Ventura Blvd., Suite 410
    Sherman Oaks, CA 91403-2201
    USA
    Facsimile: 818-789-2680

    To Gusana:

    Gusana Explorations Inc.
    244-2906 West Broadway
    Vancouver, British Columbia, Canada V6K 1G8
    Facsimile: (604) 662-7950

    Attention: President

    email: astewart@universco.com

    with a copy to:

    Clark, Wilson
    800-885 West Georgia Street
    Vancouver, BC V6C 3H1
    Attention: Ethan P. Minsky, Esq.
    Facsimile No.: (604) 687-6314
    email: epm@CWilson.com

    or to such other address as any party may specify by notice in writing to the other parties. Any notice delivered on a business day will be deemed conclusively to have been effectively given on the date notice was delivered and any notice given by facsimile transmission will be deemed conclusively to have been given on the date of such transmission. Any notice sent by prepaid registered mail will be deemed conclusively to have been effectively given on the third business day after posting, but if at the time of posting or between the time of posting and the fifth business day thereafter there is a strike, lockout or other labour disturbance affecting postal service, then the notice will not be effectively given until actually delivered.

    Time.

    Time shall be of the essence hereof.

    Entire Agreement.

    This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior contracts, agreements and understandings between the parties. There are no representations warranties, collateral agreements or conditions affecting this transaction other than as are expressed or referred to herein in writing.

    Governing Law.

    This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Los Angeles County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

    Enurement.

    This Agreement shall enure to the benefit of and be binding upon the respective heirs, successors and assigns of the parties hereto.

    Headings.

    The headings in this Agreement have been inserted for convenience only, and do not define, limit, alter or enlarge the meaning of any provision of this Agreement.

    Schedules.

    The Schedules to this Agreement are incorporated herein by this reference and all references to this Agreement shall include the Schedules. Wherever any term or condition, expressed or implied, in such schedules conflicts or is at variance with any term or condition contained in the body of this Agreement, the terms or conditions of the body of this Agreement shall prevail.

    Severability.

    If a provision of this Agreement is deemed to be wholly or partly invalid, this Agreement will be interpreted as if the invalid provision had not been a part thereof.

    Counterparts.

This Agreement may be executed in one or more counterparts which, when so executed, by facsimile signature or otherwise, shall be read together and be construed as one agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first set forth above.

GURU DENIM INC. a California corporation

By: /s/ Jeffrey Lubell
Authorized Signatory

Print Name: Jeffrey Lubell

Print Title: CEO

GUSANA EXPLORATIONS INC., a Nevada corporation

By: /s/ Andrew Stewart
Authorized Signatory

Print Name: Andrew Stewart

Print Title: President

SIGNED by JEFFREY LUBELL, as Stockholder, in the presence of: Name Address Occupation	) ) ) ) ) ) ) ) ) ) )	/s/ Jeffrey Lubell JEFFREY LUBELL The Stockholder

SCHEDULE "A"

List of all Guru Assets, including Intellectual Property

Inventories as of March 31, 2003:

$166,548

Laptop Computer and two Photo Copy machines:

$2,568

Trademarks:

1. True Religion

2. True Religion Brand Jeans

3. True Religion Brand Jeans. World Tour Fashion For The Senses

SCHEDULE "B"

Material Contracts of Guru

1. Purchase Order 398253 dated April 21, 2003 issued to Indigo Group U.S.A., Inc.

(attached hereto)

2. Letter Agreement for exclusive distribution in the United Kingdom and other territories dated May 15, 2003 between Guru and Melvani Agency

(attached hereto)

3. Letter Agreement for exclusive distribution in Japan dated May 20, 2003 between Guru and Jameric, Inc.

(attached hereto)

4. Creative Work Order dated March 30, 2003 between Guru and Creative Direct Marketing Group, Inc.

5. Joint Venture Agreement dated December 6, 2002 between Jeff Lubell and Indigo Group U.S.A., Inc.

6. Letter Agreement terminating Joint Venture Agreement dated May 2, 2003 between Jeffrey Lubell, President & Secretary of Guru and John Kang, President & Secretary of Indigo

(attached hereto)

7. Letter amending the May 2, 2003 Letter Agreement dated May 23, 2003 and signed by Jeffrey Lubell

(attached hereto)

SCHEDULE "C"

Unaudited Financial Statements of Guru

Unaudited Financial Statements for the three months ended March 31, 2003

(attached hereto)

SCHEDULE "D"

List of Agreements Requiring Consent

None

SCHEDULE "E"

EMPLOYMENT CONTRACT

THIS EMPLOYMENT AGREEMENT is made the 20 day of June, 2003 between

JEFFREY LUBELL, Businessman, whose address is 1561 - 8th Street, Manhattan Beach, CA 90266

(the "Executive")

AND

GUSANA EXPLORATIONS INC., a Nevada corporation whose address is 244-2906 West BroadwayVancouver, British Columbia, Canada V6K 1G8

(the "Company")

WHEREAS, the Executive and the Company wish to execute this Agreement in order to determine their rights and obligations in relation to the Executive's employment by the Company:

IN CONSIDERATION of (i) the payment of a signing bonus at execution of this Agreement in the amount of $250,000.00 to the Executive by the Company, (ii) the mutual covenants and agreements herein contained and (iii) other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Executive, the parties hereby agree with one another as follows:

1. INTERPRETATION

1.1 Definitions

In this Agreement, unless there is something in the subject matter or context inconsistent therewith:

(a) "Board" means the board of directors of the Company from time to time;

(b) "Business" means the business carried on by the Company of designing, manufacturing, marketing and distributing clothing, and such other business as is carried on by the Company from time to time;

(c) "Business Day" means any day of the week except Saturday, Sunday or any statutory or civic holiday observed in Los Angeles, California;

(d) "Competitive Business" means a business that competes with the Company for Customers or employees or in respect of the development of Products;

(e) "Customer" means any Person who is a customer of the Company during the Time Period;

(f) "Intangible Property" means all discoveries, inventions, improvements, techniques, concepts and ideas, whether patentable or not, know-how and similar intangible property made, discovered, conceived, invented or improved by the Executive since the beginning of his employment by the Company, during the term of his employment hereunder and for 6 months thereafter, whether alone or with others and whether during regular working hours and through the use of the facilities and property of the Company or any affiliate or otherwise, in any way relating to the Business of the Company or any affiliate;

(g) "Person " includes an individual, corporation, partnership, joint venture, trust, unincorporated organization, the Crown or any agency or instrumentality thereof or any other entity recognized by law;

(h) "Product" means:

(i) any product or service manufactured, sold or distributed or any product being developed by the Company as part of the operation of the Business; and

(ii) any product or service which is designed to serve the same purpose as, or which is readily capable of being used to serve the same purpose as any of the products or services referred to in paragraph (i) above;

(i) "Territory" means those provinces of Canada and states of the United States of America in which the Company carries on its Business as at the date of this Agreement and any additional province or state in which the Company hereafter carries on its Business; and

(j) "Time Period" means the period commencing on the date hereof and ending one (1) year after the termination of the employment of the Executive with the Company for any reason whatsoever.

1.2 Headings and Division

The division of this Agreement into Articles, Sections and Subsections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement. The headings in this Agreement are not intended to be full or precise descriptions of the text to which they refer and will not be considered part of this Agreement. References to an Article, Section or Subsection are to the corresponding Article, Section or Subsection of this Agreement.

1.3 Number and Gender

In this Agreement, words in the singular include the plural and vice-versa and words in one gender include all genders.

1.4 Currency

All references in this Agreement or any other agreement made between the Executive and the Company to dollars, unless otherwise specifically indicated, are expressed in United States currency.

1.5 Interpretation

The terms and provisions of this Agreement will not be construed against the Company merely because the Company has acted to prepare this Agreement.

2. EMPLOYMENT

The Company hereby agrees to employ the Executive as its President and the Executive hereby accepts such employment, on and subject to the terms of this Agreement. In faithfully and diligently performing his duties and responsibilities as President of the Company, the Executive will comply with all lawful and reasonable instructions as may from time to time be given to him by the Board. The Company reserves the right during the course of the Executive's employment to modify the Executive's duties and responsibilities as the Company deems necessary and appropriate from time to time.

3. TERM

This Agreement and the Executive's employment will be for a term of one year commencing on June 24, 2003, and expiring on June 23, 2004, subject to earlier termination as provided in Article 12. At the end of the initial term of this Agreement, it will be automatically renewed for asuccessive one year period unless either party gives written notice to the other party of non-renewal at least 90 days in advance of the expiration date of the then current term or period. The initial term and each additional one year period in which this Agreement remains in effect are collectively referred to as the "Term").

4. DUTIES

4.1 Devotion of Time

During the Term, the Executive will

(a) devote substantially all of his full time and energies to the Business and affairs of the Company and its subsidiaries;

(b) well and faithfully serve the Company and its subsidiaries;

(c) use his best efforts, skills and abilities to promote the interests of the Company and its subsidiaries; and

(d) serve as an officer and director of the Company and any subsidiary of the Company if duly elected or appointed as such.

4.2 Duties

The Executive's duties will include but not be limited to, the following:

(a) providing leadership, direction and control for all aspects of the Company's development and operations in order to maximize profitability compatible with the best long and short-term interests of shareholders, customers, employees and the public;

(b) developing and maintaining a sound plan of organization to provide the Company with a qualified management team;

(c) directing the Company's long range strategic planning and determining the allocation of corporate resources in a manner which will provide optimum long term return on investment for the shareholders;

(d) establishing corporate annual operating and profit plans and presenting and submitting such plans to the Board for approval; and

(e) monitoring the Company's performance in relation with the annual business plans and budgets and initiating corrective actions, when necessary, in an effort to meet and exceed performance targets.

The Executive will also perform such other tasks and duties related to the foregoing as may from time to time be determined by the Board. The Executive will, in carrying out his obligations under this Agreement, report to the Board on a regular basis.

4.3 Hours of Work

The Executive acknowledges that the hours of work involved will vary and be irregular and are those hours required to meet the objectives of the Company. The Executive acknowledges that this Section constitutes an agreement to work such hours where such agreement is required by applicable legislation. The Executive also acknowledges that he is a senior officer of the Company and is in the position of a fiduciary with respect to the Company and all of its property and assets, whether tangible or intangible.

4.4 Place of Work

The Executive acknowledges that in order to devote substantially all of his full time and energies to the Business and affairs of the Company, the Executive will be required to reside within the vicinity of Los Angeles, California and to fulfill his duties to the Company primarily from the Company's principal business office in Manhattan Beach, California.

5. CONFIDENTIAL INFORMATION

5.1 No Use of Other Information

The Company is not employing the Executive to obtain the confidential information or business opportunities of any prior employer and the Executive is hereby requested and directed by the Company to disclose to the Company in writing, and to comply with, any obligations that he may have to any prior employer.

5.2 Confidentiality Obligations

The Executive acknowledges that as President, the Executive has acquired and will acquire information about certain matters and things which are confidential to the Company and which information is the exclusive property of the Company. Further, the Executive acknowledges that the Business depends significantly upon the maintenance of trade secrets, technical innovations and other confidential, proprietary information that the Company has developed over a long period of time and at great expense. The Executive further acknowledges that the Company has developed a close and valuable relationship with many of its customers and suppliers. In partial consideration for the Executive's employment by the Company, the Executive covenants and agrees that he will not, at any time during the term of his employment by the Company or thereafter, until such information becomes part of the public domain, reveal, divulge or make known to any persons or entity (other than the Company and its duly authorized employees) or use for his own or any other's benefit, the Company's trade secrets, the source code of its software products, software products, production processes and materials, formulae, research techniques or accomplishments, copyrights, trademarks, patents, knowledge of any of the business or financial affairs of the Company, and personnel files, as well as customer lists and information concerning the identity, needs, and desires of actual and potential customers of the Company and its subsidiaries, joint ventures, partners, and other affiliated persons and entities as well as any other information regarded by the Company as confidential, which during or after his employment pursuant hereto is made known to the Executive. The Executive acknowledges that, without prejudice to any and all other rights of the Company, an injunction is the only effective remedy to protect the Company's rights and property as set out in this Section.

6. INVENTIONS AND DISCOVERIES

6.1 Disclosure and Assignment

The Executive agrees to fully and freely (and without expense to the Company) record in a legible manner, in writing or in electronic form, and to communicate to the Company, and the Executive hereby assigns to the Company without the need for any further consideration or compensation therefor, all of his right, title and interest in and to all Intangible Property.

6.2 Waiver of Moral Rights

The Executive irrevocably waives in favour of the Company any and all moral rights that he may have with respect to the Intangible Property.

6.3 Ownership

All Intangible Property will be the sole and exclusive property of the Company and, upon request by the Company at any time or from time to time during the term or after the termination of the Executive's employment, the Executive will deliver to the Company all designs, drawings, sketches, models, prototypes, notes and other data and records relating to the Intangible Property that may be in his possession or otherwise available to him.

6.4 Further Documents

The Executive agrees that he will at all times (both during the continuance of his employment hereunder and at all times thereafter) take all action and execute and file all such documents to assist the Company or its assignees in every way to protect the rights of the Company or its assignees under this Article 6 (including without limitation the execution of one or more waivers of moral rights) and to vest in the Company or its assignees the entire right, title, interest and benefits (including without limitation patent and copyright rights) in and to any and all Intangible Property.

6.5 Non-Disclosure of Intangible Property

The Executive will not (either during the continuance of his employment hereunder or at any time thereafter) disclose any of the Intangible Property to any Person or use any of the Intangible Property for his own purposes or for any purpose other than those of the Company and its affiliates. Notwithstanding the foregoing in this Article, the Executive will have the right to disclose Intangible Property as directed by the Company (other than by the Executive), provided that all such disclosure is solely for the purpose of furthering the Company's interests.

7. CONFLICT OF INTEREST

During the Term, the Executive will give the Company his undivided loyalty and will devote his entire working time, ability, and attention to the Business, and he will not accept other employment or engage in any other outside business activity which interferes with the performance of his duties and responsibilities under this Agreement, except with the prior written consent of the Company.

8. VACATION

The Executive will be entitled to a vacation of up to four (4) weeks in each calendar year. Such vacation will be taken at such time as agreed between the Company and the Executive.

9. EXPENSES

The Company will pay or reimburse the Executive for all reasonable travel and other reasonable out-of-pocket expenses actually and properly incurred by him in connection with his duties in accordance with the Company's expense policy in effect from time to time.

10. COMPENSATION

10.1 Salary

The Company will pay to the Executive, and the Executive hereby accepts as full compensation for all his services and duties hereunder, a base salary of $15,000 per month. The Executive's base salary is payable in accordance with the Company's standard salary payment schedule and is subject to source deductions and other deductions required to be deducted and remitted under applicable state or federal laws of the United States or Company policy in effect from time to time.

10.2 Incentive Income

In addition to base salary, the Company will pay to the Executive additional monthly compensation equal to three percent (3%) of net sales revenue received by the Company and its subsidiary Guru Denim, Inc. during the month immediately preceding payment, calculated monthly. For purposes of this Section 10.2, net sales revenue means income from sales of goods and services by Guru Denim, Inc., minus the cost associated with things like returned or undeliverable merchandise, bad debts and costs of collection (including factoring costs and the costs of borrowing money to cover for bad debts and aged receivables).

11. BENEFITS

The Executive will be entitled to participate in any plans maintained from time to time by the Company for the benefit of the Company's employees, including, but not limited to, those pertaining to group life, accident, sickness and medical insurance and pensions, all within the terms of such plans. Participation by the Executive in any of the foregoing plans, programmes and benefits is subject to the Executive being able to satisfy any pre-conditions of general application to the participation of all employees in such plans. All of the employee benefit plans referred to or contemplated by this Agreement will be governed solely by the terms of the underlying plan documents and by applicable law. Nothing in this Agreement will impair the Company's right to amend, modify, replace and terminate any and all such plans in its sole discretion as permitted by law. This Agreement is for the sole benefit of Executive and the Company, and is not intended to create an employee benefit plan or to modify the terms of existing plans except as expressly set forth herein.

12. TERMINATION

The Executive's employment hereunder may be terminated in each of the circumstances in Sections 12.1 to 12.5 inclusive.

12.1 Death

This Agreement and the Executive's employment hereunder will terminate immediately upon the death of the Executive. Any termination pursuant to this Section will be deemed to be termination for cause.

12.2 Disability

The Company may terminate the Executive's employment hereunder if the Executive, by reason of physical or mental disability, is unable to fulfil his obligations and duties hereunder on a full time basis for a period of 4 months in any 12 month period (other than by reason of authorized vacation or leave).

12.3 Cause

The Company may terminate the Executive's employment hereunder immediately for cause. The term "cause" will include, without limitation:

(a) any failure by the Executive to observe and perform any of his covenants and obligations under this Agreement, including but not limited to, the failure or refusal of the Executive to comply with the lawful and reasonable directions or instructions of the Company on any material matter;

(b) fraud, dishonesty, negligence or wilful malfeasance by the Executive in connection with the performance of his duties hereunder;

(c) any commission of a crime by the Executive;

(d) any intentional or willful conduct of Executive which in the opinion of the Company, acting reasonably, tends to bring the Company into disrepute;

(e) any use or abuse of alcohol or drugs by the Executive which adversely affects the Executive's ability to perform his duties hereunder;

(f) the failure of the Executive to meet certain reasonable performance objectives that are defined by the Board and that are mutually agreed to in advance by the Executive and the Company in writing, which failure is not cured to the satisfaction of the Company within 15 days after written notice specifying such failure in reasonable detail has been delivered to the Executive;

(g) excessive absenteeism for whatever cause other than as contemplated within Section 12.2 which, in the Company's sole determination, acting reasonably, results in the Executive being unable to perform his duties hereunder; or

(h) any act that would constitute cause under the common law of the State of California.

12.4 Without Cause

The Company may terminate this Agreement and the employment of the Executive hereunder at any time without cause and without notice immediately upon payment of the amounts stipulated in Section 13.3, and after the effective date of such termination, the Executive will be entitled to no further rights or benefits hereunder or in connection with his employment by the Company and the Executive hereby irrevocably waives any claims against the Company in that regard. The foregoing amounts represent the Company's maximum termination and severance obligations to the Executive. This provision will remain in full force and effect unamended notwithstanding any other alterations to the Executive's terms and conditions of employment or to this Agreement, whether fundamental or otherwise, unless the Executive and the Company otherwise agree in writing.

12.5 Termination by the Executive

The Executive may terminate this Agreement and his employment with the Company hereunder upon giving not less than 3 months written notice to the Company.

13. COMPENSATION ON TERMINATION

13.1 Compensation on Termination for Disability

During any period that the Executive fails to perform his duties hereunder as a result of a physical or mental disability, the Executive will continue to receive the salary payable to the Executive pursuant to and in accordance with the terms of Article 10 until his employment is terminated pursuant to Section 12.2, provided that payments so made to the Executive will be reduced by the sum of the amounts, if any, payable to the Executive under any disability benefit plans of the Company or under any governmental disability insurance programmes or other plans in which the Executive is a participant or pursuant to which the Executive is entitled to receive benefits.

13.2 Compensation on Termination for Cause

If the Executive's employment is terminated for cause, then the Company will pay the Executive his salary owing up to and including the date of termination and upon making such payment the Company will have no further obligations to the Executive under this Agreement or in connection with his employment by the Company.

13.3 Compensation on Termination Without Cause

If the Executive's employment is terminated by the Company pursuant to Section 12.4 then the Company will pay to the Executive an amount, to be inclusive of all termination and severance amounts payable under this Agreement and any applicable laws, equal to twelve (12) months base salary, together with an amount equal to one-twelfth (1/12th) of any monetary bonus to which the Executive may be entitled multiplied by the number of fully completed months during the calendar year in which termination occurs. All payments made to the Executive under this Section will be less all applicable statutory deductions and withholdings which the Company is required to make from time to time. The amount payable under this Section will be paid to the Executive in equal monthly installments on the first day of each month during the Time Period. Notwithstanding the foregoing in the event that the Executive breaches his obligations pursuant to Article 14 of this Agreement, in addition to any other rights of the Company, the Company's obligation to pay any amounts due to the Executive in excess of any minimum employee severance provided for in any applicable California statute under this Section will terminate.

14. NON-COMPETITION AND NON-SOLICITATION

14.1 Non-Competition

The Executive will not, during the Time Period and within the Territory,

(a) directly or indirectly carry on, engage in or participate in, any Competitive Business either alone or in partnership or jointly or in conjunction with any other Person; or

(b) directly or indirectly assist (as principal, beneficiary, director, shareholder, partner, nominee, executor, trustee, agent, servant, employee, independent contractor, supplier, consultant, lender, guarantor, financier or in any other capacity whatever) any Person to carry on, engage in or participate in a Competitive Business; or

(c) have any direct or indirect interest or concern (as principal, beneficiary, director, shareholder, partner, nominee, executor, trustee, agent, servant, employee, consultant, independent contractor, supplier, creditor or in any other capacity whatever) in or with any Person, if any part of the activities of such Person consists of carrying on, engaging in or participating in a Competitive Business.

14.2 Non-Solicitation

During the Time Period, the Executive will not:

(a) directly or indirectly solicit any Customer except for the sole benefit of the Company or for a purpose that does not compete with the Company; or

(b) directly or indirectly assist (be it as principal, beneficiary, servant, director, shareholder, partner, nominee, executor, trustee, agent, employee, independent contractor, supplier, consultant, lender, financier or in any other capacity whatever) any Person directly or indirectly to solicit any Customer except for the sole benefit of the Company or for a purpose that does not compete with the Company; or

(c) have any direct or indirect interest or concern (be it as principal, beneficiary, director, shareholder, partner, nominee, executor, trustee, agent, servant, employee, consultant, independent contractor, supplier, creditor or in any other capacity whatever) in or with any Person if any of the activities of such Person or entity consists of soliciting any Customer, if such solicitation is directly or indirectly intended to result in a sale of any product or service to such Customer and is directly or indirectly competitive or potentially competitive with any product or service then produced by the Business; or

(d) on his behalf or on behalf of any Person, directly or indirectly contact customers or clients of the Company to encourage such customers or clients to cease or restrict doing business with the Company, or in any way interfere with or attempt to disrupt the Company's customer and client relationships, contractual or otherwise.

14.3 Employees

During the Time Period, the Executive will not, directly or indirectly solicit or induce, or attempt to solicit or induce, or offer employment to, any employee, independent contractor, or consultant of the Company to leave the Company's employ or terminate services to the Company, except for the sole benefit of the Company and with the prior written consent of the Board.

14.4 Exception

Nothing in this Article 14 will prevent the Executive from directly or indirectly owning up to an aggregate of 1% of the issued capital stock of any public company (other than the Company) the price of whose shares is quoted in a published newspaper of general circulation.

14.5 Covenants Reasonable

The Executive agrees that:

(a) the covenants contained in this Agreement are essential elements to this Agreement and that the Company would not have entered into this Agreement without them;

(b) considering the market for the products of the Company, the Territory is reasonable in order to protect the legitimate business interests of the Company;

(c) since the breach by him of any of the provisions of this Article 14 would cause serious and irreparable harm to the Company which could not adequately be compensated for in damages and in the event of a breach by him of any of such provisions, the Executive consents to an injunction being issued against restraining from any further breach of any such provision, but the provisions of this Section will not be construed so as to be a derogation of any other remedy which the Company may have in the event of such breach; and

(d) the Time Period will be extended by the time the Executive is in breach of any provision of this Article 14.

14.6 Severability

If a court of competent jurisdiction determines that all or any portion of the covenants set forth in this Article 14 are void or unenforceable in the circumstances, then such void or unenforceable provision will, automatically and without further act on the part of the parties hereto, but only as regards those matters or parties before the court, be reduced in scope, territory or duration of time to such an extent that such court would hold the same to be enforceable in the circumstances before the court.

14.7 Covenants Independent

The existence of any claim or cause of action of the Executive against the Company or any affiliate thereof whether pursuant to this Agreement or otherwise will not constitute a defence to the enforcement by the Company of the provisions of this Article 14.

15. GENERAL

15.1 Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to the employment of the Executive by the Company and supersedes all prior agreements, negotiations, discussions and understandings, written or oral, between the parties. There are no representations, warranties, conditions, other agreements or acknowledgements, whether direct or collateral, express or implied, that form part of or affect this Agreement, or which induced any party to enter into this Agreement or on which reliance is placed by any party, except as specifically set forth in this Agreement.

15.2 Amendment

This Agreement may be amended or supplemented only by a written agreement signed by each party.

15.3 Waiver of Rights

Any waiver of, or consent to depart from, the requirements of any provision of this Agreement will be effective only if it is in writing and signed by the party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any party to exercise, and no delay in exercising, any right under this Agreement will constitute a waiver of such right. No single or partial exercise of any such right will preclude any other or further exercise of such right or the exercise of any other right.

15.4 Applicable Law

This Agreement will be governed by and construed in accordance with the laws in force in the State of California. Each party irrevocably submits to the sole and exclusive jurisdiction of the courts of California with respect to any matter arising hereunder or related hereto.

15.5 Time

Time is and will remain of the essence of this Agreement and all of its provisions.

15.6 Notices

Any notice, demand or other communication (in this Section, a "notice") required or permitted to be given or made hereunder must be in writing and will be sufficiently given or made if:

(a) delivered in person during normal business hours on a Business Day and left with a receptionist or other responsible employee of the relevant party at the applicable address set forth below;

(b) sent by prepaid first class mail; or

(c) sent by any electronic means of sending messages, including telex or facsimile transmission, which produces a paper record ("Electronic Transmission") during normal business hours on a Business Day, charges prepaid and confirmed by prepaid first class mail;

in the case of a notice to the Executive, addressed to him at:

Jeffrey Lubell
1561 8th Street
Manhattan Beach, CA 90266

email: LubellJeff@aol.com

Facsimile: (310) 532-0322

with a copy to:

Michael Doland, Esq.
Doland & Gould LLP
12100 Wilshire Blvd.
Suite 730
Los Angeles, CA 90025

Facsimile: (310) 446-1363

and in the case of a notice to the Company, addressed to it at:

Gusana Explorations Inc.
244-2906 West Broadway
Vancouver, British Columbia, Canada V6K 1G8
Facsimile: (604) 662-7950

Attention: Chairman of the Board

Each notice sent in accordance with this Section will be deemed to have been received:

(d) at the time on the day it was delivered;

(e) at the beginning of business on the third Business Day after it was mailed (excluding each Business Day during which there existed any general interruption of postal services due to strike, lockout or other cause); or

(f) one hour after they were sent on the same day that it was sent by Electronic Transmission, or at the start of business on the first Business Day thereafter if the day on which it was sent by Electronic Transmission was not a Business Day.

The Executive or the Company may change the address for notice by giving notice to each other as provided in this Section.

15.7 Assignment

This Agreement may not be assigned by the Executive, but may be assigned by the Company to any successor in interest to the Business. If the Company does not survive any merger, acquisition, or other reorganization, then it will make a reasonable effort to obtain an assumption of this Agreement by the surviving entity in such merger, acquisition, or other reorganization, but the failure to obtain such assumption will not prevent or delay such merger, acquisition, or other reorganization or relieve the Company of its obligations under this Agreement. Subject thereto, this Agreement will enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, legal personal representatives, successors (including any successor by reason of amalgamation or statutory arrangement of any party) and permitted assigns.

15.8 Severability

Subject to Section 15.7, if any provision of this Agreement is determined to be invalid or unenforceable, that will not affect the validity or enforceability of any other provision hereof. The parties will in good faith negotiate a mutually acceptable and enforceable substitute for the invalid or unenforceable provision, which substitute will be as consistent as possible with the original intent of the parties.

15.9 Further Assurances

Each party will do such acts and will execute such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of such acts and will cause the execution of such further documents as are within its power as any other party may in writing at all time and from time to time reasonably requests be done and or executed, in order to give full effect to the provisions of this Agreement.

15.10 Independent Legal Advice

The Executive acknowledges that he has read and fully understand this Agreement and he acknowledges and agrees that the Company has given him the opportunity to seek, and has recommended that he obtain, independent legal advice with respect to the subject matter of this Agreement. Further, the Executive hereby represents and warrants to the Company that he has sought independent legal advice or waives such advice.

15.11 Counterpart

This Agreement may be executed in counterpart, each of which, when so executed, will be deemed to be an original copy hereof and thereof, and all such counterparts together will constitute but one single agreement. Each party may deliver a counterpart signature page by facsimile transmission.

IN WITNESS WHEREOF the parties have duly executed this Agreement on the date first written above.

GUSANA EXPLORATIONS INC.

Per:

Name:

Title:

SIGNED, SEALED and DELIVERED by JEFFREY LUBELL in the presence of: Signature Print Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	JEFFREY LUBELL

SCHEDULE "F"

Assignment of Trademarks

Assignment of Trademarks dated June 19, 2003 by Jeffrey Lubell.

SCHEDULE "G"

Statement of Gusana's Outstanding Indebtedness

Accounts Payable:

Sutton Lawrence LLP $230

Nevada Agency and Trust $263

Clark, Wilson $25,000 (U.S.)(estimated)